UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2005

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities; and 7.01 Regulation FD Disclosure

TranSwitch S.A.

On March 25, 2005 TranSwitch Corporation (the “Company”) implemented a plan to disengage from TranSwitch S.A. (formerly ADV Engineering S.A.), a wholly owned research and development subsidiary in France. This action will result in the dismissal of approximately 20 employees.

This action is expected to result in operating savings of approximately $2.0 million annually and is part of an action plan to reduce the Company’s operating break-even level.

As a result of this action, the Company expects to record restructuring charges, in the range of $1.9 million to $2.3 million, primarily composed of severance costs as well as asset disposal, lease termination and professional costs. The Company expects to record these restructuring charges in the quarter ending March 31, 2005. These restructuring charges were not included in the Company’s expense estimate provided on January 24, 2005.

Forward Looking Statements

Forward-looking statements in this report, including statements regarding restructuring charges and future operating savings, are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve risks and uncertainties, including risks detailed in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

March 25, 2005	By:	/s/ Peter J. Tallian
	Name:	Peter J. Tallian
	Title:	Senior Vice President, Chief Financial Officer and Treasurer